Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

July 2012 Performance Update

The Frontier Fund Supplement Dated July 31, 2012 to Prospectus Dated April 30, 2012.

The Frontier Fund Class 1 New

T H E  F R O N T I E R  F U N D ’ S  G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

July performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1 New	July 31, 2012 MTD	July 31, 2012 YTD	NAV / Unit
Frontier Diversified Series-1	3.00%	1.14%	$100.53
Frontier Long/Short Commodity Series-1a	4.44%	-1.10%	$120.38
Frontier Masters Series-1	6.14%	8.04%	$108.31

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of July 31, 2012. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(2,322,144.92)
Unrealized trading gain (loss)	5,360,845.17
Less: Commissions	(93,313.10)
Less: Trading Fee paid to Managing Owner	(140,561.37)
Interest income	96,788.52

Total Income	2,901,614.30
EXPENSES
Broker service fees	118,516.75
Incentive fees	705,228.51
Management fees	85,262.31

Total Expenses	909,007.57

Net Income (Loss)	$1,992,606.73

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	681,019.34520	$66,465,755.65	$97.60
Current month additions	2,539.89680	254,233.04
Current month redemptions	(13,447.03230)	(1,348,261.34)
Net income (loss) for current month		1,992,606.73	2.93

Net asset value, end of current month	670,112.20970	$67,364,334.08	$100.53

	Monthly rate of return		3.00%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                       /s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Managment LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - DIVERSIFIED SERIES - 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(473,529.88)
Unrealized trading gain (loss)	1,601,592.97
Less: Commissions	(21,032.55)
Less: Trading Fee paid to Managing Owner	(42,111.46)
Interest income	34,243.48

Total Income	1,099,162.56
EXPENSES
Broker service fees	35,513.04
Incentive fees	121,387.24
Management fees	65,181.69

Total Expenses	222,081.97

Net Income (Loss)	$877,080.59

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	169,748.70960	$19,564,499.46	$115.26
Current month additions	3,107.27816	370,904.37
Current month redemptions	(2,121.15576)	(260,010.75)
Net income (loss) for current month		877,080.59	5.12

Net asset value, end of current month	170,734.83200	$20,552,473.67	$120.38

	Monthly rate of return		4.44%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                       /s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Managment LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - LONG/SHORT COMMODITY SERIES - 1a

THE FRONTIER FUND MASTERS SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$520,917.55
Unrealized trading gain (loss)	2,190,223.38
Less: Commissions	(22,167.15)
Less: Trading Fee paid to Managing Owner	(79,958.69)
Interest income	58,413.78

Total Income	2,667,428.87
EXPENSES
Broker service fees	67,429.42
Incentive fees	266,482.32
Management fees	86,208.13

Total Expenses	420,119.87

Net Income (Loss)	$2,247,309.00

Statement of Changes in Net Asset Value

	Units	Dollars	$’s per unit
Net asset value, beginning of month	356,544.92640	$36,383,499.35	$102.04
Current month additions	10,034.12915	1,072,650.04
Current month redemptions	(598.29415)	(62,856.61)
Net income (loss) for current month		2,247,309.00	6.27

Net asset value, end of current month	365,980.76140	$39,640,601.78	$108.31

	Monthly rate of return		6.14%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                       /s/    S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Managment LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - MASTERS SERIES - 1

THE FRONTIER FUND FRONTIER DIVERSIFIED SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(4,329,969.68)
Unrealized trading gain (loss)	10,007,960.63
Less: Commissions	(174,298.40)
Less: Trading Fee paid to Managing Owner	(263,187.65)
Interest income	180,771.94

Total Income	5,421,276.84
EXPENSES
Trading fees	0.00
Broker service fees	131,441.01
Incentive fees	1,319,181.17
Management fees	159,279.67

Total Expenses	1,609,901.85

Net Income (Loss)	$3,811,374.99

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	1,249,795.12140	$125,045,871.55	$100.05
Current month additions	11,041.76689	1,154,891.69
Current month redemptions	(32,544.35999)	(3,351,327.13)
Net income (loss) for current month		3,811,374.99	3.07

Net asset value, end of current month	1,228,292.52830	$126,660,811.10	$103.12

	Monthly rate of return		3.06%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                         /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Managment LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER DIVERSIFIED SERIES

THE FRONTIER FUND FRONTIER LONG/SHORT COMMODITY SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$(1,587,622.58)
Unrealized trading gain (loss)	5,364,448.76
Less: Commissions	(70,474.21)
Less: Trading Fee paid to Managing Owner	(92,125.58)
Interest income	114,790.23

Total Income	3,729,016.62
EXPENSES
Trading fees	0.00
Broker service fees	38,979.55
Incentive fees	405,389.55
Management fees	302,448.59

Total Expenses	746,817.69

Net Income (Loss)	$2,982,198.93

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	495,109.62629	$66,285,898.27	$133.88
Current month additions	7,687.18324	1,042,255.49
Current month redemptions	(10,477.00198)	(1,434,976.94)
Net income (loss) for current month		2,982,198.93	6.02

Net asset value, end of current month	492,319.80755	$68,875,375.75	$139.90

	Monthly rate of return		4.50%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                          /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Managment LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER LONG/SHORT COMMODITY SERIES

THE FRONTIER FUND FRONTIER MASTERS SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

July 31, 2012

(Unaudited)

Current Period
INCOME
Realized trading gain (loss)	$770,761.25
Unrealized trading gain (loss)	3,275,941.65
Less: Commissions	(32,937.84)
Less: Trading Fee paid to Managing Owner	(118,942.51)
Interest income	86,743.63

Total Income	3,981,566.18
EXPENSES
Trading fees	0.00
Broker service fees	71,538.85
Incentive fees	392,638.80
Management fees	128,062.51

Total Expenses	592,240.16

Net Income (Loss)	$3,389,326.02

Statement of Changes in Net Asset Value

	Units	Dollars	Aggregate Net Asset Value per unit*
Net asset value, beginning of month	525,417.05460	$54,562,055.51	$103.85
Current month additions	11,858.77070	1,279,847.27
Current month redemptions	(6,581.92170)	(742,512.31)
Net income (loss) for current month		3,389,326.02	6.36

Net asset value, end of current month	530,693.90360	$58,488,716.49	$110.21

	Monthly rate of return		6.13%

* Please see your specific Class Statement of Income (Loss) for your specific unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                                         /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Managment LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - FRONTIER MASTERS SERIES